Exhibit 4.2

WORKHORSE GROUP INC.

DIRECTOR NONSTATUTORY STOCK OPTION AGREEMENT

This DIRECTOR Nonstatutory Stock Option Agreement ("Agreement") is made and entered into as of the date set forth below, by and between WORKHORSE GROUP INC., a Nevada corporation (the "Company"), and the following Director of the Company (herein, the "Optionee"):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1. Option Information.

(a)	Date of Option:	December 17, 2015
(b)	Optionee:	Benjamin Samuels
(c)	Number of Shares:	50,000
(d)	Exercise Price:	$7.01

2. Acknowledgements.

(a) Optionee is a Director of the Company, not an employee; and

(b) The Board of Directors (the "Board") has authorized the granting to Optionee of a nonstatutory stock option ("Option") to purchase shares of common stock of the Company ("Stock") upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act").

3. Shares; Price. The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the "Shares") for cash at the price per Share set forth in Section 1(d) above (the "Exercise Price").

4. Term of Option. This Option shall expire, and all rights hereunder to purchase the Shares, shall terminate five (5) years from the date hereof. Nothing contained herein shall be construed to interfere in any way with the right of the Company to terminate Optionee as a Director to the Company, or to increase or decrease the compensation paid to Optionee from the rate in effect as of the date hereof.

5. Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable during the period that Optionee serves as a Director of the Company with respect to 10,000 shares on the date hereof and then in ten equal installments of 4,000 shares every six months on June 30 and December 31. The installments shall be cumulative (i.e., this option may be exercised, as to any or all shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this option).

6. Exercise. This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors and (c) a written investment representation as provided for in Section 13 hereof.

7. Termination of Service. If Optionee's service as a Director to the Company terminates for any reason, no further installments shall vest pursuant to Section 5.

8. Death of Optionee. If the Optionee shall die while serving as a Director to the Company, Optionee's personal representative or the person entitled to Optionee's rights hereunder may at any time within ninety (90) days after the date of Optionee's death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee's death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of the issuance of shares following exercise of this to Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend.

11. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

12. Modification, Extension and Renewal of Options. The Board or Compensation Committee may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the the Code. Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee's detriment or impair any rights of Optionee hereunder.

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13. Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b) Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

(c) Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THAT CERTAIN NONSTATUTORY STOCK OPTION AGREEMENT BETWEEN THE COMPANY AND THE ISSUEE WHICH RESTRICTS THE TRANSFER OF THESE SHARES WHICH ARE SUBJECT TO REPURCHASE BY THE COMPANY UNDER CERTAIN CONDITIONS.

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and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

14. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of up to one year following the effective date of registration of such offering.

15. Notices. Any notice required to be given pursuant to this Option shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for use in Company records related to Optionee.

16. Applicable Law. This Option has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	WORKHORSE GROUP INC.,
a Nevada corporation

	By:	/s/ Stephen S. Burns
	Name:	Stephen S. Burns
	Title:	Chief Executive Officer

OPTIONEE:

	By:	/s/ Benjamin Samuels
(signature)
	Name:	Benjamin Samuels

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Appendix A

NOTICE OF EXERCISE

WORKHORSE GROUP INC.

_________________

_________________

_________________

Re: Nonstatutory Stock Option

Notice is hereby given pursuant to Section 6 of my Nonstatutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Nonstatutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

A check in the amount of the aggregate price of the shares being purchased is attached.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws. Further, I understand that the exemption from taxable income at the time of exercise is dependent upon my holding such stock for a period of at least one year from the date of exercise and two years from the date of grant of the Option.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

I agree to provide to the Company such additional documents or information as may be required as deemed necessary.

By:
(signature)
Name: